Exhibit 99.2

N E W S            R E L E A S E

George Perlegos, Gust Perlegos and Two Additional Atmel Officers Terminated
Atmel Board of Directors Appoints Steven Laub President and CEO
San Jose, CA, August 7, 2006 . . . Atmel® Corporation (Nasdaq: ATML), today announced that its Board of Directors, by unanimous vote of the independent directors, has appointed Steven Laub, currently a director of Atmel and over 15-year industry veteran, as the Company’s President and Chief Executive Officer, effective immediately.
Mr. Laub’s appointment follows the unanimous decision of the Board’s independent directors to terminate George Perlegos, as President and Chief Executive Officer; Gust Perlegos, as Executive Vice President, Office of the President; the Vice President and General Counsel and Assistant Secretary; and the Vice President of Planning and Information Technology. The Board’s decision was made following an independent investigation into allegations regarding the misuse of corporate travel funds. Messrs. George Perlegos and Gust Perlegos have been asked to resign as directors of the Company.
“We are pleased that Steve will share his knowledge and significant strategic planning, operating, and financial experience with our Company,” said David Sugishita, director and newly appointed Non-executive Chairman of the Board of Atmel. “As a director, Steve is already familiar with Atmel’s business and has an appreciation of our Company’s strengths and its dedicated employees. His appointment, together with the strong engineering, sales and marketing teams in place and our more than 8,000 employees worldwide, provide the guidance and stability Atmel needs to successfully manage through this period of change and build on the Company’s strong operating foundation.”
“I am honored that the Board has selected me to lead Atmel,” Mr. Laub said. “Today’s actions do not detract from our commitment to the superior service and innovative technology that has set Atmel apart for more than 20 years. We understand the challenges ahead and are committed to successfully addressing them. Atmel’s solid operating performance demonstrates that Atmel’s customers have confidence in our Company, our people and our products.”

-More-
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

“Thanks to the hard work and dedication of Atmel’s employees, our base business remains sound,” said Robert Avery, Atmel’s Vice President Finance and Chief Financial Officer. “We have introduced a number of new products over the past few months that we believe will help us maintain this positive momentum. We are also making progress on our efforts to refocus on high-growth markets, lower costs and improve efficiencies. By staying focused on our goals, we are confident that Atmel will continue capturing the opportunities in our marketplace.”
Mr. Laub, 47, has served as a director of Atmel since February 10, 2006. He most recently was a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From 2004 to 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).
Atmel stated that today’s announcement is unrelated to the Company’s July 25, 2006 announcement that the Board’s Audit Committee, together with independent legal counsel and independent accounting consultants, is conducting an investigation regarding the timing of past stock option grants and other potentially related issues. The Audit Committee’s investigation is ongoing and, as previously announced, the Company does not expect the investigation to be completed prior to the due date for the Company’s second-quarter Form 10-Q, August 9, 2006, or the extended due date of August 14, 2006. Atmel executives will refrain from commenting further on this matter until the independent investigation is concluded.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
###

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600